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                                                                    EXHIBIT 99.1

                AVIRON ANNOUNCES $48 MILLION FINANCING COMMITMENT

MOUNTAIN VIEW, CA - JANUARY 12, 2000 - Aviron (Nasdaq: AVIR), today announced that it has received a commitment for up to $48 million in equity financing from Acqua Wellington Asset Management LLC ("Acqua Wellington"). These funds are available, at Aviron's discretion, over the course of the next 12 months, at a small discount to the market. All shares of common stock to be sold in this financing are registered under Aviron's Registration Statement on Form S-3 (No. 333-87185).

Net proceeds from any sales will be used to fund operating costs, capital expenditures and working capital needs, which may include costs of FLUMIST(TM) regulatory filings and the manufacturing and commercialization of FLUMIST(TM) in its current formulation; development of a second-generation formulation of FLUMIST(TM); research and development of other pipeline products; development of the infrastructure necessary to support these activities; and other general corporate purposes.

"This commitment solidifies our financial position and helps the company to focus on our critical near-term objective of submitting our Biologics License Application for FluMist(TM)," said C. Boyd Clarke, Aviron president and chief executive officer.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Acqua Wellington manages a family of funds targeted at investment opportunities among mid-cap and small-cap companies in domestic and global equity markets.

This press release contains forward-looking statements. Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, failure to demonstrate stability or failure to validate the manufacturing process for the Company's nasal influenza vaccine, and the assessment by regulatory agencies that the Company's future license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including its shelf S-3 Registration Statement, Annual Report on Form 10-K for the year ended December 31, 1998, and subsequent Forms 10-Q.

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        To receive an index and copies of recent press releases, call Aviron's
News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be located at http://www.aviron.com.

For information, please contact:

Media:         Karen Gilbert, Aviron               650-919-6578
               Camela Stuby, Fleishman-Hillard     212-453-2000

Investors:     John Bluth, Aviron                  650-919-3716
               Fred Kurland, Aviron                650-919-6666